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Exhibit 99.1

For:	Duane Reade Inc.
Approved By:	John Henry (212) 273-5746 SVP—Chief Financial Officer
Contact:	Cara O'Brien/Athan Dounis Press: Stephanie Sampiere (212) 850-5600 FD Morgen-Walke

Duane Reade INC. REPORTS FIRST QUARTER SALES AND EARNINGS RESULTS
~ Earnings Per Diluted Share of $0.13 on 9.1% Sales Gain ~

        New York, New York, April 24, 2003 — Duane Reade Inc. (NYSE: DRD) today reported sales and earnings for the first quarter ended March 29, 2003.

First Quarter Results

        Net sales increased 9.1% to $333.6 million compared with $305.8 million in the same period last year. Pharmacy sales increased 13.1% and represented 43.1% of total sales compared with 41.6% last year and total same-store sales increased 1.5%. Pharmacy same-store sales, which increased 6.4%, were adversely impacted by approximately 2.4% as a result of higher rates of generic substitution. Front-end same-store sales declined 2.0%, reflecting the negative impact of unusually harsh winter weather in the Northeast, continued economic weakness, and a shift in much of the Company's pre-Easter business into the second quarter this year versus the first quarter last year.

        In line with the Company's previous earnings guidance, net income was $3.1 million, or $0.13 per diluted share, compared to a net loss of $4.0 million, or $0.16 per diluted share, in last year's first quarter. The current year's first quarter net income includes a charge of $0.1 million, representing the early retirement premium on the redemption of higher cost debt. Fiscal 2002 first quarter results included a one-time after-tax non-cash charge of $9.3 million, or $0.38 per diluted share, related to the accounting change to a specific item cost based LIFO method of inventory accounting. Excluding the cumulative effect of the accounting change, 2002 first quarter net income was $5.3 million, or $0.22 per diluted share.

        Gross profit margin for the quarter was 21.0% compared to 22.7% in the prior year period, reflecting the increased proportion of lower margin pharmacy sales, increased holiday inventory clearance markdowns, the Easter calendar shift, and higher store occupancy costs resulting in part from a January 1, 2003 New York City real estate tax increase.

        Selling, general and administrative expenses for the quarter amounted to $53.6 million, or 16.1% of sales, compared to $47.7 million, or 15.6% of sales, in last year's first quarter. The higher expense ratio is attributable to the lower than usual same-store sales growth, higher promotional and advertising expenses, increased costs associated with the large number of one-hour photo departments added since last year, and higher property insurance costs resulting from the September 11th World Trade Center disaster.

        Interest expense was $3.5 million, or 1.1% of sales, compared to $5.7 million, or 1.9% of sales, last year. The decline is attributable to the convertible note offering completed in April of last year, the proceeds of which were used to retire higher cost debt.

        The Company opened seven new stores during the quarter and closed three stores, compared to 10 new stores opened and two stores closed in the first quarter last year. Store pre-opening expenses for the seven new stores were $0.4 million, compared to $0.5 million for the 10 new stores in the comparable period. As of March 29, 2003 the Company operated a total of 232 stores.

        Commenting on the Company's performance, Anthony J. Cuti, Chairman of the Board and Chief Executive Officer, stated, "Although the first quarter was relatively weak compared to prior year, we believe the Company performed quite well when compared to industry peers. More importantly, we have begun to focus on a more productive expansion program that is less burdensome to period earnings and should begin to reap benefits in the second half of this year. Nevertheless, the impact of a weather battered first quarter and the increasing prospect of a continued weak economy now force us to be more prudent in our annual guidance as we enter the second trimester of the year."

Company Outlook

        Early second quarter sales continued to be adversely impacted by inclement weather patterns coupled with a sustained softness in consumer spending. Based on an expectation that the weakness in front-end sales demand will continue through at least the first half of the year, the Company currently anticipates second quarter sales will range between $360 and $367 million, reflecting a same-store sales increase between 4.5% and 5.5%, and diluted earnings per share between $0.27 and $0.32. With respect to the full year, annual sales are estimated to range between $1.430 and $1.465 billion, with same-store sales growth between 4.0% and 5.5% and diluted earnings per share between $1.25 and $1.35.

        The Company will hold a conference call on Thursday, April 24, 2003 at 10:00 AM Eastern Time to discuss financial results for the first quarter of 2003 and to provide its outlook for the current year. A live web cast of the call will be accessible from the Investor Information section of the Duane Reade web site (http://www.duanereade.com) and the call will be archived on the web site until May 8, 2003. Additionally, a replay of the conference call will be available from 11:00 PM Eastern Time on April 24, 2003 until 11:00 AM Eastern Time on April 28, 2003. The replay can be accessed by dialing (800) 938-1584, access code "DRD."

        Founded in 1960, Duane Reade is the largest drug store chain in the metropolitan New York City area, offering a wide variety of prescription and over-the-counter drugs, health and beauty care items, cosmetics, hosiery, greeting cards, photo supplies and photofinishing. As of March 29, 2003, the Company operated 232 stores. Duane Reade maintains a web site at http://www.duanereade.com.

        Except for historical information contained herein, the statements in this release and the accompanying discussion on the earnings conference call are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to differ materially from forecasted or expected results. Those risks include, among other things, the competitive environment in the drugstore industry in general and in the Company's specific market area, inflation, changes in costs of goods and services and economic conditions in general and in the Company's specific market area. Those and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

Tables to follow

Duane Reade Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share amounts)

	For the 13 Weeks Ended
	March 29, 2003	March 30, 2002
Net sales	$333,622	$305,804
Cost of sales	263,433	236,354

Gross profit	70,189	69,450

Selling, general & administrative expenses	53,574	47,678
Depreciation & amortization	7,558	6,744
Store pre-opening expenses	415	517

	61,547	54,939

Operating income	8,642	14,511
Interest expense, net	3,517	5,680
Debt extinguishment	105	—

Income before income taxes and cumulative effect of accounting change	5,020	8,831
Income taxes	1,908	3,569

Income before cumulative effect of accounting change	3,112	5,262
Cumulative effect of accounting change, net of income taxes	—	(9,262)

Net income (loss)	$3,112	$(4,000)

Net Income (Loss) Per Common Share—Basic (1):
Income before cumulative effect of accounting change	$0.13	$0.22
Cumulative effect of accounting change, net of income taxes	—	(0.39)

Net income (loss)	$0.13	$(0.17)

Weighted average common shares outstanding	24,038	23,627

Net Income (Loss) Per Common Share—Diluted (1):
Income before cumulative effect of accounting change	$0.13	$0.22
Cumulative effect of accounting change, net of income taxes	—	(0.38)

Net income (loss)	$0.13	$(0.16)

Weighted average common shares outstanding	24,368	24,272

(1)
Earnings per share amounts are calculated based on the weighted average shares outstanding and may not add due to rounding.

Duane Reade Inc.
Consolidated Balance Sheets
(In thousands)

	March 29, 2003	December 28, 2002
	(Unaudited)
Current Assets
Cash	$1,251	$4,183
Receivables (1)	62,158	62,008
Inventories (2)	233,057	220,338
Current Portion of Deferred Taxes	4,780	5,416
Prepaid Expenses and Other Current Assets (3)	19,599	16,006

Total Current Assets	320,845	307,951
Property and Equipment, net	179,140	169,507
Goodwill, net	161,318	160,403
Deferred Taxes	13,548	14,821
Other Assets (4)	90,175	85,173

Total Assets	$765,026	$737,855

Current Liabilities
Accounts Payable	$60,832	$57,776
Accrued Expenses (5)	32,795	29,645
Current Portion of Senior Debt and Capital Leases (6)	22,003	4,434

Total Current Liabilities	115,630	91,855
Other Liabilities (7)	46,117	42,493
Deferred Taxes	8,332	8,332
Long Term Debt and Capital Leases	261,968	265,307

Total Liabilities	432,047	407,987

Total Stockholders' Equity	332,979	329,868

Total Liabilities and Stockholders' Equity	$765,026	$737,855

Certain prior year balances have been reclassified to conform to the current year's presentation.

(1)
Includes third party pharmacy receivables of $36,148 and $33,532 at March 29, 2003 and December 28, 2002, respectively.
(2)
Inventory increase of $12,719 from December 28, 2002 is attributable to the operation of 4 additional stores, combined with the temporary build-up of seasonal merchandise related to the timing of the Easter holiday.
(3)
Increase in prepaids and other current assets from December 28, 2002 is primarily due to the reclassification of an executive note receivable from non-current to current ($2,673) and an increase in the prepaid portion of the Company's annual insurance premiums.
(4)
Increase in other assets from December 28, 2002 is primarily due to pharmacy customer file ($1,501) and lease acquisition cost ($1,006) related to acquisitions of various pharmacies during the current quarter, combined with the payment of premiums for an executive split dollar life insurance policy ($5,000), partially offset by the reclassification of an executive note receivable from non-current to current.
(5)
Increase in accrued expenses from December 28, 2002 is primarily due to increased interest payable related to the convertible notes, as well as an increase in accrued payroll expenses, partially offset by lower accrued benefits payable at March 29, 2003.
(6)
Increase in current portion of debt reflects the reclassification of outstanding revolver borrowings and Term A Loans under our senior credit agreement from non-current to current. The revolver and Term A portions of the senior credit agreement expire in February, 2004 and are expected to be refinanced during the first half of this year.
(7)
Increase in other liabilities from December 28, 2002 is primarily due to the deferred rent impact of new stores added during the quarter.

Duane Reade Inc.
Operating Data
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	March 29, 2003	March 30, 2002
EBITDA (1)	$18,492	$23,694
EBITDA as a percentage of net sales	5.5%	7.8%
Capital expenditures	$14,250	$12,260
Same-store sales growth	1.5%	5.3%
Pharmacy same-store sales growth	6.4%	15.8%
Front-end same-store sales growth	(2.0%)	(1.3%)
Pharmacy sales as a % of net sales	43.1%	41.6%
Third Party sales as a % of pharmacy sales	91.1%	89.2%
Average weekly prescriptions filled per store (2)	930	944
Number of stores at end of period	232	208
Retail square footage at end of period	1,628,567	1,478,645
Average store size (sq.ft.) at end of period	7,020	7,109

(1)
As used in this report, EBITDA means earnings before interest, income taxes, depreciation, amortization, extraordinary charges, non-recurring charges and other non-cash items (primarily deferred rents). We believe that EBITDA, as presented, represents a useful measure of assessing the performance of our operating activities, as it reflects our earnings trends without the impact of certain non-cash and unusual charges or income. EBITDA is also used by our creditors in assessing debt covenant compliance. We understand that, although security analysts frequently use EBITDA in the evaluation of companies, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. EBITDA is not intended as an alternative to cash flow provided by operating activities as a measure of liquidity, as an alternative to net income as an indicator of our operating performance, nor as an alternative to any other measure of performance in conformity with generally accepted accounting principles. A reconciliation of EBITDA to both net income and cash flow provided by operating activities is provided on the following page of this release.

(2)
Comparative stores only, does not include new stores.

Duane Reade Inc.
Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	13 Weeks Ended
	March 29, 2003	March 30, 2002
EBITDA	$18,492	$23,694
Depreciation and amortization	(7,558)	(6,744)
Deferred rent	(2,292)	(2,439)
Debt extinguishment	(105)	—
Interest expense	(3,517)	(5,680)
Income taxes	(1,908)	(3,569)
Cumulative effect of accounting change, net		(9,262)

Net income (loss)	$3,112	$(4,000)

Net income (loss)	$3,112	$(4,000)
Adjustment to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization of property	5,117	4,530
Amortization of goodwill, intangibles and deferred financing costs	2,948	2,446
Deferred tax provision	1,909	3,709
Cumulative effect of accounting change, net	—	9,262
Non-cash rent expense and other	2,323	2,440
Changes in operating assets and liabilities (net of effect of acquisitions):
Receivables	(150)	(2,538)
Inventories	(11,785)	3,102
Accounts payable	3,056	(17,826)
Prepaid and accrued expenses	693	2,733
Other assets/liabilities, net	(3,476)	(1,292)

Cash provided by operating activities	$3,747	$2,566

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Duane Reade Inc. Consolidated Statements of Operations (Unaudited) (In thousands, except per share amounts)
Duane Reade Inc. Consolidated Balance Sheets (In thousands)
Duane Reade Inc. Operating Data (Dollars in thousands) (Unaudited)
Duane Reade Inc. Reconciliation of EBITDA to Net Income and Cash Provided by Operating Activities (Dollars in thousands) (Unaudited)